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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Annual Report (Form 10-K) of Focal, Inc. of our report dated January 26, 1999, except for Note 11, as to which the date is February 24, 1999, included in the 1998 Annual Report to Stockholders of Focal, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Focal, Inc. 1992 Incentive Stock Option Plan, 1997 Employee Stock Purchase Plan, and the 1997 Directors' Option Plan of our report dated January 26, 1999, except for Note 11, as to which the date is February 24, 1999, with respect to the financial statements incorporated herein by reference.



                                                /s/ Ernst & Young LLP



Boston, Massachusetts
March 24, 1999